EXHIBIT 10.2

MARIMBA

2003 OFFICERS INCENTIVE PLAN – SALES VICE PRESIDENTS

Purpose. The purpose of this plan (this “Plan”) is to motivate and reward the participants to profitably grow Marimba and achieve corporate goals. This Plan provides for quarterly commission payments to be made in the month following the last month of the quarter, subject to the terms and conditions of this Plan.

Participants. The participants in this Plan shall be the officers of Marimba that have been appointed by its Board of Directors and serve primarily as sales management for the Company (each a “Participant”), including the Vice President, North American Sales and European General Manager, European Sales and Operations

Plan Period. This Plan shall cover the applicable quarterly periods during calendar year 2003 specified by the Compensation Committee of the Board of Directors (the “Committee”) for a Participant (the “Plan Period”).

Commission Target. The total target commissions during the Plan Period for each Participant shall be an amount specified by the Committee as of the beginning of the Plan Period, prorated on a quarterly basis to the extent that the Plan Period is less than four quarters. Target commissions may be adjusted during the Plan Period if deemed appropriate by the Committee.

Components. Commissionable Orders (as defined below) for the applicable Marimba fiscal quarter during the Plan Period shall serve as the metric for determining commissions payable to the Participant under this Plan. The metric has a minimum performance threshold during each quarter consisting of a minimum percentage of the Commissionable Order target for the applicable quarter that must be exceeded before commissions will be paid for the quarter. Payment of commissions for an applicable quarter is not capped.

Commission Payments. The net amount payable to Marimba (less any discounts or finder’s fees) for Marimba product licenses ordered by a customer is subject to commission, provided the purchase qualifies as a Commissionable Order (as defined below) and subject to any other restrictions set forth in this Plan and any related policies or plans.

Commissions are calculated and paid only on product orders for which Marimba can recognize revenue (“Commissionable Orders”), and shall not include maintenance, consulting or training revenues. To be recognizable revenue, among other things, the product order must not have further contingencies (e.g., feature enhancements, out or acceptance clauses, development obligations of any sort, performance obligations, etc.) and must pass credit evaluation undertaken by Marimba’s finance department. The determination of whether an order is recognizable revenue shall be at the sole discretion of Marimba’s Chief Financial Officer and is governed by GAAP rules. In some cases, a single order may be divided into commissionable and non-commissionable portions.

Commissions will be calculated after the close of each calendar quarter during the Plan Period and paid together with the month-end salary payments at the end of the month following the applicable quarter. A Participant shall have 90 days from the date of an order to resolve any commission issues related to the order.

A Participant must be on active employment status on the date of payment in order to be eligible for a commission payment hereunder. Upon termination of employment, the Participant will only be entitled to receive commission payment on Commissionable Orders for which invoices have been paid in full by customers on or prior to such person’s last day of employment. Commission on Commissionable Orders that have been received as of the employment termination date, but not paid in full by the customer, will be held until such time as the customer has paid in full; provided, however, that the Participant shall forfeit any right to receive any commission for such Commissionable Orders to the extent the customer has not paid in full within 90 days of the employment termination date. The Participant will be entitled to no other commissions on any other orders or sales, and all forfeitures will revert to Marimba. Earned commissions under this paragraph will be paid on the next regularly scheduled commission payment date under this Plan.

Paid commissions will be charged back in full to the extent that a Commissionable Order is affected by one of the circumstances listed below.

1.	Cancellation of a Commissionable Order for any reason at any time (including termination due to a warranty claim or product return);

2.	A receivable for a Commissionable Order exceeds 90 days and no previous special payment arrangements have been agreed and approved by Marimba’s Chief Financial Officer; or

3.	Any terms or conditions are discovered that make the Commissionable Order unacceptable to Marimba’s Chief Financial Officer.

Any negative commission balances will carry over from year to year until the balances have been recovered in full by Marimba. Upon termination of employment, the Participant will remain liable for recovery of any negative balances, and to the extent permitted under applicable law, Marimba shall be entitled to offset any such negative balances against any amounts owing by Marimba to the Participant, including without limitation any compensation or reimbursable expenses, including base salary and vacation or paid-time-off accrual.

General Provisions. The Committee reserves the right to terminate or modify this Plan for any reason at any time, and any future incentive plan shall be at the discretion of the Committee or the Board of Directors. Participating in this Plan does not guarantee participation in future incentive plans. This Plan supersedes in their entirety any previous incentive or bonus plan that may have been in existence with respect to the Plan Period, and any such plans shall be null and void with respect to the Plan Period.

The Committee reserves the right to exercise its own judgment with regard to modifications of this Plan to take into account unforeseeable events.

Participation in this Plan does not constitute an agreement to employ the Participant for any length of time and shall not restrict Marimba’s right to terminate the employment of the Participant for any reason and at any time.